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Jacob Sayer	Linda Megathlin
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investors@sensata.com	lmegathlin@sensata.com

Sensata Technologies Holding N.V. Announces Settlement of Cash Tender Offer for Its 6.5% Senior Notes Due 2019
ALMELO, Netherlands--Mar. 26, 2015--Sensata Technologies Holding N.V. (NYSE: ST) announced today the settlement of the previously announced cash tender offer (the “Tender Offer”) by its indirect wholly owned subsidiary Sensata Technologies B.V. (“Sensata”) with respect to its outstanding 6.5% Senior Notes due 2019 (the “Notes”). The Tender Offer expired at 5:00 P.M., New York City time, on March 25, 2015 (the “Expiration Time”). At the Expiration Time, valid tenders had been received with respect to approximately $621 million of the $700 million aggregate principal amount of Notes outstanding.
Sensata has accepted for payment all Notes validly tendered (and not validly withdrawn) prior to the Expiration Date. On March 26, 2015, such tendering holders received the total consideration for the Tender Offer in the amount of $1,040.30 for each $1,000 principal amount of Notes tendered, plus accrued and unpaid interest from the last interest payment date to, but excluding, the date hereof. Sensata intends to satisfy and discharge the Indenture governing the Notes and redeem the Notes not tendered.
D.F. King & Co., Inc. acted as the information agent and tender agent for the Tender Offer.
This press release shall not constitute an offer to purchase or the solicitation of an offer to sell the Notes. The Tender Offer was conducted in accordance with the terms of and subject to the conditions specified in the Offer to Purchase, dated March 19, 2015, as supplemented by the Supplement to the Offer to Purchase, dated March 20, 2015, and the related Letter of Transmittal, which more fully set forth the terms and conditions of the Tender Offer.

About Sensata Technologies Holding N.V.
Sensata Technologies Holding N.V. is one of the world’s leading suppliers of sensing, electrical protection, control and power management solutions with operations and business centers in thirteen countries. Sensata’s products improve safety, efficiency and comfort for millions of people every day in automotive, appliance, aircraft, industrial, military, heavy vehicle, heating, air-conditioning and ventilation, data, telecommunications, recreational vehicle and marine applications. For more information, please visit Sensata’s website at www.sensata.com. Information on our website is not incorporated by reference into, and does not form a part of, this press release.
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